Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valero Energy Corporation:

We consent to the use of our reports dated February 28, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference and to the reference to our firm under the heading “Experts” in the Form S-3 Registration Statement.

/s/ KPMG LLP

San Antonio, Texas

May 17, 2018